Exhibit 10.3

PERFORMANCE INCENTIVE STOCK PLAN

The CMS Energy Corporation Performance Incentive Stock Plan, first effective February 3, 1988, is hereby set forth as amended and restated effective November 15, 2013.

Article I. Purpose

The CMS Energy Corporation Performance Incentive Stock Plan (hereinafter called the “Plan”) is a Plan to provide incentive compensation to Eligible Persons, based upon such Eligible Persons’ individual contributions to the long-term growth and profitability of the Corporation, and in order to encourage such Eligible Persons to identify with shareholder concerns and their current and continuing interest in the development and financial success of the Corporation. Because it is expected that the efforts of the key employees or Directors selected for participation in the Plan will have a significant impact on the results of the Corporation’s operations in future years, the Plan is intended to assist the Corporation in attracting and retaining as key employees or Directors individuals of superior ability and in motivating their activities on behalf of the Corporation.

Article II. Definitions

2.1 Definitions: When used in the Plan, the following words and phrases shall have the following meanings:

a.       “Affiliate” has the meaning set forth in Rule 12b-2 under the United Sates Securities Exchange Act of 1934, as amended.

b.       “Appreciation Value” means the increase in the value of a Phantom Share awarded to a Participant and as described in Section 8.1.

c.        “Award Period” means the period or periods of time relating to any restrictions imposed by the Committee with respect to Common Stock awarded under Article VII.  Such period of time shall extend for a period of at least twelve months from and after the date of the award, provided however, that for shares subject only to time based vesting such period of time shall extend for a period of at least thirty-six months from and after the date of the award.

d.       “Beneficiary” means the beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of a Participant.  A beneficiary designation shall not be applicable to grants under Article VI.

e.        “Board” means the Board of Directors of the Corporation.

f.         “Change in Control” means, for individuals who have a written agreement including a change in control provision, whatever meaning was given in such agreement.  For other individuals, the phrase shall have the meaning shown on Attachment A.

g.        “Code” means the Internal Revenue Code of 1986, as amended.

h.       “Committee” means the Compensation and Human Resources Committee of the Board, which shall be comprised in such a manner to comply with the requirements, if any, of the New York Stock Exchange or other applicable stock markets, Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code.

i.           “Common Stock” means the Common Stock of the Corporation as authorized for issuance in its Articles of Incorporation at the time of an award or grant under this Plan.

j.          “Corporation” means CMS Energy Corporation, its successors and assigns, and each of its Subsidiaries, or any of them individually.

k. “Director” means any person who is a member of the Board of Directors of the Corporation or a Subsidiary.

l.           “Eligible Person” means an officer, a key employee or Non-Employee Director. A key employee must at the end of the fiscal year be a regular full-time salaried employee of the Corporation or a Subsidiary.

m.   “Incentive Option” means an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an Incentive Stock Option set forth in Section 422 of the Code.

n.       “Non-Employee Director” means a member of the Board of Directors of the Corporation or a Subsidiary who is not currently an employee of the Corporation or a Subsidiary and has not been an employee of the Corporation or a Subsidiary within the preceding 3 years.

o.       “Nonqualified Option” means an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an Incentive Stock Option set forth in Section 422 of the Code.

p.       “Officers Incentive Compensation Plan” means the incentive compensation plan, including any amendments thereto, authorized and approved by the Board to provide incentive compensation to the Officers of the Corporation or a Subsidiary.

q.       “Optionee” means any person to whom an option or right has been granted or who becomes a holder of an option or right under Article VI of the Plan.

r.          “Participant” means a person to whom a grant or award has been made which has not been paid, forfeited, or otherwise terminated or satisfied under the Plan.

s.           “Performance Criteria” are the factors used by the Committee (on an absolute or comparative basis) to establish goals to track business measures such as net earnings; operating earnings or income; earnings growth; net income; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital); earnings per share; stock price; total shareholder return; absolute and/or relative return on common shareholders equity; return on shareholders equity; return on capital; return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; sales; or ratio of operating expenses to operating revenues.

t.            “Performance Period” for purposes of Article VII means for any time based condition award the time period required to provide service to the Corporation and means for any performance based condition award the time period over which the Performance Criteria is measured.

u.   “Performance Unit” means a contractual right granted to a Participant pursuant to Article VIII to receive a designated dollar value equal to the value established by the Committee and subject to such terms and conditions as are set forth in this Plan and the applicable grant.

v.         “Phantom Share” means a contractual right granted to a Participant pursuant to Article VIII to receive an amount equal to the Appreciation Value at such time, and subject to such terms and conditions as are set forth in this Plan and the applicable grant.

w.       “Restricted Common Stock” means Common Stock delivered subject to the restrictions described in Article VII.

x.         “Restrictions” for purposes of Article VII includes any time based and/or performance based conditions on vesting.

y.         “Shareholders” means the shareholders of the Corporation.

z.          “Stock Appreciation Right” shall mean a right to receive the appreciation in value of the optioned shares over the option price.

aa.  “Stock Option” means an option to purchase shares of Common Stock at a specified price, granted pursuant to Article VI of this Plan.

bb.            “Subsidiary” means a corporation, domestic or foreign, 50 percent or more of the voting stock of which is owned directly or indirectly by the Corporation.

cc.              “Valuation Date” means the date or dates established by the Committee at the time of grant of Phantom Stock, when the Appreciation Value is determined.

Article III. Effective Date, Duration, Scope and Administration of the Plan

3.1 Effective Date:  This Plan shall be effective June 1, 2009, conditioned upon approval of the shareholders of the Corporation, and shall continue until May 31, 2014.

3.2 Administration:  The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties. If any Participant or Optionee objects to any such interpretation or action formally or informally, the expenses of the Committee and its agents and counsel shall be chargeable against any amounts otherwise payable under the Plan to or on account of the Participant or Optionee.

3.3 Indemnification:  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee and each other officer, employee or Director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

Article IV. Participation, Awards and Grants

4.1 Participation:  Each year the Committee shall designate as Participants and/or Optionees in the Plan those Eligible Persons who, in the opinion of the Committee, have significantly contributed to the Corporation.

4.2 Awards and Grants:  Each year, the Committee may award shares of Common Stock, and/or may grant Phantom Shares, Performance Units,  Incentive Options,  Stock Options and/or Stock Appreciation Rights to each Eligible Person whom it has designated as an Optionee or Participant for such year. No Incentive Option will be granted to an Eligible Person who is not a full or part-time employee of the Corporation or a subsidiary of the Corporation.

4.3 Awards and Grants to Foreign Nationals:  Awards of Common Stock and grants of Stock Options (with or without Stock Appreciation Rights), Phantom Shares or Performance Units may be made, without amending the Plan, to Eligible Persons who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such supplement or alternative version shall: (a) increase the number of available shares of Common Stock under Section 5.1; or (b) increase the limitations contained in Section 5.3.

Article V. Shares Reserved Under the Plan

5.1 Shares Reserved:  There is hereby reserved for award under this Plan 6 million whole shares of Common Stock, less the number of shares awarded, granted or purchased under the provisions of this Plan which have not been forfeited. To the extent permitted by law or the rules and regulations of any stock exchange on which the Common Stock is listed, shares of Common Stock with respect to which payment or exercise is in cash as well as any shares or options which are forfeited may thereafter again be awarded or made subject to grant under the Plan. The number of shares made available for option and sale under Article VI of this Plan plus the number of shares awarded under Article VII of this Plan plus the number of shares awarded or purchased under Article VIII of this Plan will not exceed, at any time, the number of shares of Common Stock reserved pursuant to this Article V.

5.2 Exchange of Shares:  If a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any such option and the number of shares reserved for issuance pursuant to the Plan but not yet covered by an option shall be adjusted by adding to each such option or share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of CMS Energy Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation or otherwise, then there shall be substituted for each share of Common Stock reserved for issuance pursuant to the Plan but not yet covered by an option or grant, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event there shall be any change, other than as specified above in this Section 5.2, in the number or kind of outstanding shares of Common Stock of the Corporation or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an option or grant, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan. No adjustment or substitution provided for in this Section 5.2 shall require the Corporation in any Stock Option agreement to sell a fractional share, and the total substitution or adjustment with respect to each Stock Option agreement shall be limited accordingly.

5.3 Grant Limits: The combined maximum shares awarded or granted for any one Eligible Person for any one year under this Plan, excluding any Performance Units awarded under Section 8.2, will not exceed 500,000 shares of Common Stock.  Not more than 10% of the total shares reserved for award under this Plan shall be granted to Non-Employee Directors.

Article VI. Stock Options and Stock Appreciation Rights

6.1 Options:  The Committee may from time to time authorize a grant of Stock Options on Common Stock, which may consist in whole or in part of the authorized and unissued Common Stock of the Corporation.

6.2 Optionees: The Committee shall determine and designate from time to time, in its discretion, those Eligible Persons to whom Stock Options and Stock Appreciation Rights are to be granted and who thereby become Optionees under the Plan.

6.3 Allotment of Shares: The Committee shall determine and fix the number of shares of Common Stock subject to options to be offered to each Optionee.  In the event of any exchange of shares as described in Section 5.2, any outstanding shares subject to Option and/or Stock Appreciation Rights hereunder shall be also subject to the same substitution or adjustment as provided for in Section 5.2.

6.4 Option Price: The Committee shall establish the option price at the time any option is granted at not less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 425(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock subject to the Incentive Option on the date such option is granted. In no event shall Options previously granted under this Plan be re-priced by reducing the exercise price thereof, nor shall Options previously granted under this Plan be cancelled and replaced by a subsequent re-grant under this Plan of Options having an exercise price lower than the options so cancelled.  Notwithstanding the above, in the event of any exchange of shares as described in Section 5.2, the value of the award shall be preserved in that the option price in each Stock Option agreement for each share covered thereby prior to substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted.  If such reorganization, recapitalization, merger or consolidation involves a cash payment or a combination of a cash payment and shares, the Committee shall take such action as in its judgment will effectively preserve the current value, if any, of the Stock Option agreement on the date of the reorganization, recapitalization, merger or consolidation.  Any such adjustment with respect to each Stock Option or Stock Appreciation Right shall be consistent with the requirements applicable to exempt stock rights under Section 409A of the Code and applicable regulations.  Any adjustment with respect to Incentive Options shall also conform to the requirements of Section 422 of the Code.

6.5 Stock Appreciation Rights: At the discretion of the Committee, any Stock Option granted under this Plan may, at the time of such grant, include a Stock Appreciation Right. A Stock Appreciation Right shall pertain to, and be granted only in conjunction with, a related underlying Stock Option, and shall be exercisable only at the time and to the extent the related underlying Stock Option is exercisable and only if the fair market value of the Common Stock of the Corporation exceeds the Stock Option price in the related underlying Stock Option. An Optionee who is granted a Stock Appreciation Right may elect to surrender the related underlying Stock Option with respect to all or part of the number of shares subject to the related underlying Stock Option and exercise in lieu thereof the Stock Appreciation Right with respect to the number of shares as to which the Stock Option is surrendered.

The exercise of the underlying Stock Option shall terminate the related Stock Appreciation Right to the extent of the number of shares purchased upon exercise of the underlying Stock Option. The exercise of a Stock Appreciation Right shall terminate the related underlying Stock Option to the extent of the number of shares with respect to which the Stock Appreciation Right is exercised. Upon exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive, without payment to the Company (except for applicable withholding taxes), an amount equal to the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Optionee exercises the Stock Appreciation Right, over (ii) the aggregate Stock Option price per share for such number of shares. Such amount may be paid by the Corporation, in cash, Common Stock of the Corporation or any combination thereof.

Notwithstanding the above, the Committee may grant Stock Appreciation Rights that are not in conjunction with a related underlying Stock Option.  The basis used in determining any increase in the value of the Common Stock under such Stock Appreciation Right shall be not less than 100% of the fair market value of the Common Stock on the date of grant. To the extent, if any, that the Committee elects to grant such Stock Appreciation Rights, then the grant shall in all respects conform in writing with all requirements of 409A, including, without limitation, a definite valuation/vesting date for determining the value of the Stock Appreciation Right.

6.6 Granting and Exercise of Stock Options and Stock Appreciation Rights: The granting of Stock Options and Stock Appreciation Rights hereunder shall be effected in accordance with determinations made by the Committee pursuant to the provisions of the Plan, by execution of instruments in writing in form approved by the Committee.   Any grants of Stock Options and Stock Appreciation Rights shall be made in accordance with any applicable legal requirements of any Federal or state securities laws and in making determinations of legal requirements the Committee may relay on an opinion of counsel for the Corporation.

Each Stock Option and Stock Appreciation Right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant, subject to the limitation that for each Incentive Option and related Stock Appreciation Right granted, a maximum of $100,000 (based on the price at the date of grant) may be exercised per year, plus any unused carry-over from a previous year(s).

6.7 Payment of Stock Option Price: At the time of the exercise in whole or in part of any Stock Option granted hereunder, payment of the option price in full in cash or in Common Stock of the Corporation shall be made by the Optionee for all shares so purchased. No Optionee shall have any of the rights of a Shareholder of the Corporation under any such Stock Option until the actual issuance of shares to said Optionee, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Section 5.2.

6.8 Nontransferability of Stock Options and Stock Appreciation Rights: No Stock Option or Stock Appreciation Right granted under the Plan to an Optionee shall be transferable by such Optionee otherwise than by will, pursuant to a valid Domestic Relations Order which limits the rights of the alternate payee to those available to the Optionee, or by the laws of descent and distribution except that the Optionee may transfer to an immediate family member or a family trust for estate planning purposes, and such Stock Option and Stock Appreciation Right shall be exercisable, during the lifetime of the Optionee, only by the Optionee or by a member of such Optionee’s immediate family or by the family trust.

6.9 Term of Stock Options and Stock Appreciation Rights: If not sooner terminated, each Stock Option and Stock Appreciation Right granted hereunder shall expire not more than ten years from the date of the granting thereof; provided, that with respect to an Incentive Option and a related Stock Appreciation Right granted to an Optionee who, at the time of the grant, owns (after applying the attribution rules of Section 425(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or of any parent or Subsidiary, such Incentive Option and Stock Appreciation Right shall expire not more than five years after the date of granting thereof.

6.10 Termination of Employment: If the employment of an Optionee by the Corporation shall be terminated due to either the voluntary resignation of the  employee or for cause, any outstanding Stock Option or Stock Appreciation Right granted to such Optionee shall terminate. If the employment of an Optionee shall be terminated due to the Optionee’s death, any Stock Option or Stock Appreciation Right, transferred to a family trust or by will or by the laws of descent and distribution, may be exercised for one year following the date of the Optionee’s death.  If the employment of an Optionee shall otherwise terminate such as due to dismissal, a reorganization, retirement from active employment or service with the Corporation after age 55, or the disability of the Optionee, the Optionee may exercise any outstanding Stock Option or Stock Appreciation Right for one year following the date of the termination of employment. In such event, except upon the disability of the Optionee, any outstanding Incentive Option or related Stock Appreciation Right may be exercised for only three months following an Optionee’s termination of employment.  Notwithstanding the foregoing, any Stock Option, Incentive Stock Option or Stock Appreciation Right, the exercise of which has been extended pursuant to this Section 6.10, shall immediately terminate upon the Optionee’s acceptance of an offer of employment with a competitor of the Corporation as determined by the Committee in its sole discretion. In no event, however, shall a Stock Option or Stock Appreciation Right be exercisable subsequent to its expiration date and, furthermore, a Stock Option or Stock Appreciation Right may only be exercised after termination of an Optionee’s employment to the extent exercisable on the date of termination of employment.

6.11 Termination of Service: If a Non-Employee Director ceases to be a member of the Board for any reason, the Non-Employee Director may exercise any Option or related Stock Appreciation Right for one year following such termination of service. In no event, however, shall a Stock Option or Stock Appreciation Right be exercisable subsequent to its expiration date and, furthermore, a Stock Option or Stock Appreciation Right may only be exercised after termination of an Optionee’s service to the extent exercisable on the date of termination of service.

6.12 Investment Purpose: Any shares of Common Stock subject to option under the Plan may be made subject to such other restrictions as the Committee deems advisable, including without limitation provisions to comply with Federal and state securities laws. In making determinations of legal requirements the Committee shall rely on an opinion of counsel for the Corporation.

6.13 Withholding Payments: If upon the exercise of a Nonqualified Option and/or a Stock Appreciation Right or as a result of a disqualifying disposition (within the meaning of Section 422 of the Code) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation any amount for income tax withholding, either the Corporation shall appropriately reduce the amount of stock or cash to be paid to the Optionee or the Optionee shall pay such amount to the Corporation to reimburse it for such income tax withholding.

6.14 Restrictions on Sale of Shares: If, at the time of exercise of any Stock Option or Stock Appreciation Right granted hereunder, the Corporation is precluded by any legal, regulatory or contractual restriction from selling and/or delivering shares pursuant to the terms of such Stock Option or Stock Appreciation Right, the sale and delivery of the shares may be delayed until the restrictions are resolved and only cash may be paid upon exercise of the Stock Appreciation Right. At any time during such delay, the Committee, in its discretion, may permit the Optionee to revoke a Stock Option exercise, in which event any corresponding Stock Appreciation Right shall be reinstated.

Article VII. Restricted Common Stock

7.1 Awards: The Committee may from time to time award Restricted Stock to any Eligible Person it has designated as a Participant for such year. Awards shall be made to Eligible Persons in accordance with such rules as the Committee may prescribe. The Committee may also award Restricted Stock conditioned on the attainment of a performance goal that relates to Shareholder return, measured by Performance Criteria as determined by the Committee as set forth in the award, and subject to such other restrictions as the Committee deems advisable, including without limitation provisions to comply with Federal and state securities laws. In making determinations of legal requirements the Committee shall rely on an opinion of counsel for the Corporation.

7.2 Restrictions:

a.     Award Period: Any shares of Common Stock awarded or issued under the Plan may be made subject to such other restrictions as the Committee deems advisable, including without limitation provisions to comply with Federal and state securities laws. In making determinations of legal requirements the Committee may rely on an opinion of counsel for the Corporation. Except for any recoupment set forth in Section 10.2, after shares are awarded under the Plan, the Committee may not, at a later date, add additional restrictions or extend the length of the Award Period.  Notwithstanding the foregoing, the restrictions shall terminate upon the death of the Participant.

b.     Stock Certificates:  Whenever shares of Common Stock are awarded to a Participant, such shares shall be outstanding, and stock certificates shall be issued in the name of the Participant, which certificates may bear a legend stating that the shares are issued subject to the restrictions set forth in the Plan. All certificates issued for shares of Common Stock awarded under the Plan shall be deposited for the benefit of the Participant with the Secretary of the Corporation as custodian until such time as the shares are vested and transferable.

c.      Voting Rights: A Participant who is awarded shares of Common Stock under the Plan shall have full voting rights on such shares, whether or not the shares are vested or transferable.

d.     Dividend Rights:  Shares of Common Stock awarded to a Participant under the Plan, whether or not vested or transferable, may have full dividend rights as determined by the Committee. However, if shares or securities are issued as a result of a merger, consolidation or similar event, such shares shall be issued in the same manner, and subject to the same deposit requirements, vesting provisions and transferability restrictions as the shares of Common Stock which have been awarded.

e.      Delivery: Deliveries of Restricted Common Stock by the Corporation may consist in whole or in part of the authorized and unissued Common Stock of the Corporation (at such time or times and in such manner as it may determine). The Restricted Common Stock shall be paid and delivered as soon as practicable after the Award Period in accordance with Section 7.3.

f.     Transferability: The shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of by the Participant until their release. However, nothing herein shall preclude a Participant from making a gift of any shares of Restricted Common Stock to a spouse, child, stepchild, grandchild, parent or sibling, or legal dependent of the Participant or to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be either such a person or the Participant; provided that, the Restricted Common Stock so given shall remain subject to the restrictions, obligations and conditions described in this Article VII.

g.      Vesting: If a Participant has received an award pursuant to the provisions of the Plan, is employed by the Corporation or remains a Non-Employee Director at the end of the Award Period and, for shares with performance based restrictions, the performance goals have been met, then the Participant shall be fully vested, at the end of the Award Period, in the shares of Common Stock awarded to the Participant for that Award Period.

h. Termination of Employment or Service: If the employment of an employee Participant or the service of a Non-Employee Director terminates prior to the last day of an Award Period for any reason other than the Participant’s death, retirement of a Participant from active employment or service with the Corporation after age 55 (“Retirement”), or disability of a Participant., all rights to any shares of Restricted Common Stock held in a deposit account with respect to such award, including any additional shares issued with respect to such shares as described in subsection 7.2d above shall be forfeited to the Corporation.  However, the Committee may, if the Committee determines that circumstances warrant such action, vest all or a portion of such outstanding awards and approve the immediate distribution of all vested Common Stock that would otherwise be forfeited.  Alternatively, the Committee may, if the Committee determines that circumstances warrant such action, instruct that such shares of Restricted Common Stock shall continue to be held by the Corporation in a deposit account until some or all restrictions have been satisfied or the shares are forfeited for failure to satisfy such restrictions.

i. Exchange of Shares:  In the event the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities as set forth in Section 5.2 then there shall be substituted for each share of stock awarded pursuant to this Article VII the number and kind of shares of stock or other securities into which each outstanding share Common Stock shall be so changed or for which each such share shall be exchanged.  In the event the Common Stock shall be exchanged for a cash payment, in whole or in part, whether through reorganization, recapitalization, merger or consolidation or otherwise, then any shares awarded pursuant to this Article VII shall also be exchanged for a similar cash and/or stock payment.  At the time of any such change or exchange, whether for stock or for cash or a combination of stock and cash, any restrictions, other than time based vesting, shall be removed and such stock and/or cash as substituted for the shares awarded to the Participant shall continue to be considered an award of shares of Restricted Common Stock under this Plan.  Nothing in this provision permits or requires the Corporation to sell a fractional share.  Any such exchange for cash will be structured in such a manner as to be exempt from Section 409A or alternatively, to comply with Section 409A.

7.3 Distribution of Restricted Common Stock:

a.     Distribution After Award Period: Except as otherwise provided, distribution of vested awards of Common Stock shall be made as soon as practicable after the last day of the applicable Award Period in the form of full shares of Common Stock, with fractional shares, if any, being awarded in cash.

b.     Distribution After Death of Participant: Upon the death of the Participant, either before or after retirement, any shares of Restricted Common Stock then held shall, subject to this Article VII, be delivered within a reasonable time under the circumstances to Participant’s Beneficiary or, in the absence of an appropriate Beneficiary designation to the Participant’s estate, in such one or more installments as the Committee may then determine.  The designation of a Beneficiary shall be made in writing on a form prescribed by and filed with the Committee prior to the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Corporation therefor.

c. Distribution After Retirement or Disability: Upon termination of an employee Participant due to Retirement or disability, all outstanding shares shall be forfeited by the Participant except for the pro rata portion of any such outstanding grant equal to a fraction, the numerator of which is the number of full and partial months of service from the date of the grant to the termination date and the denominator of which is the time duration of the Performance Period, expressed in months.  Any shares that are not forfeited at termination which are subject to Performance Criteria shall continue to be held by the Corporation in a deposit account until any performance restrictions have been satisfied or the shares are forfeited for failure to satisfy such performance restrictions.    Any shares that are not forfeited at termination which are subject only to time based vesting and not to any additional Performance Criteria shall be delivered to the Participant as soon as practicable after termination.  Notwithstanding the above, if an employee Participant accepts an offer of employment with a competitor of the Corporation as determined by the Committee in its sole discretion, all shares shall be forfeited by the Participant.  However, the Committee may, at its discretion and in exceptional circumstances, vest all or a portion of such outstanding awards and approve the immediate distribution of all vested Common Stock that would otherwise be forfeited.  Alternatively, the Committee may, if the Committee determines that circumstances warrant such action, instruct that such shares of Restricted Common Stock shall continue to be held by the Corporation in a deposit account until some or all restrictions have been satisfied or the shares are forfeited for failure to satisfy such restrictions.

7.4 Transferability: Subject to the provision of this Article VII, shares of Common Stock awarded to a Participant will become freely transferable by the Participant only at the end of the Award Period established with respect to such shares.

7.5 Distribution to Person Other Than Employee: If the Committee shall find that any person to whom any award is payable under this Article VII of the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due Participant or Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Corporation, be paid to Participant’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Corporation therefor.

7.6 Deferred Compensation: Restricted Common Stock for employee Participants is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel.

7.7 Forfeiture of Voting Rights: A forfeiture of shares of Common Stock pursuant to subsection 7.2h of the Plan shall effect a complete forfeiture of voting rights, dividend rights and all other rights relating to the award or grant as of the date of forfeiture.

7.8 Taxes: Each distribution of Common Stock under this Article VII of the Plan shall be made subject to such federal, state and local tax withholding requirements as apply on the distribution date. For this purpose, the Committee may provide for the withholding of shares of Common Stock or allow a Participant to pay to the Corporation funds sufficient to satisfy such withholding requirements.

Article VIII. Phantom Shares and Performance Units.

8.1 Phantom Shares:

a.     Grants of Phantom Shares: The Committee may from time to time grant Phantom Shares, the value of which is determined by reference to a share of Common Stock on terms and conditions as the Committee, in its discretion, may from time to time determine. Each grant of Phantom Shares shall specify the number of Phantom Shares granted, the initial value of such Phantom shares which shall not be less than 100% of the Fair Market Value of the Common Stock as of the date of grant, the Valuation Dates, the number of Phantom Shares whose Appreciation Value shall be determined on each such Valuation Date, any applicable vesting schedule for such Phantom Shares, and any applicable limitation on payment for such Phantom Shares.  In the event of any exchange of shares as described in Section 5.2, any outstanding Phantom Shares shall be also subject to the same substitution or adjustment as provided for in Section 5.2.

b.     Appreciation Value:

(i)                           Valuation Dates; Measurement of Appreciation Value: The Committee shall provide for one or more Valuation Dates on which the Appreciation Value of the Phantom Shares granted shall be measured and fixed, and shall designate the number of such Phantom Shares whose Appreciation Value is to be calculated on each such Valuation Date.

(ii)                        Payment of Appreciation Value: Except as otherwise provided in this Section 8.1, the Appreciation Value of a Phantom Share shall be paid to a Participant in cash in a lump sum as soon as practicable following the Valuation Date applicable to such Phantom Share. The Committee may in its discretion, establish and set forth a maximum dollar amount payable under the Plan for each Phantom Share granted.

(iii)                     Vesting: The Committee may, in its discretion, provide that Phantom Shares shall vest (subject to such terms and conditions as the Committee may provide in the award) over such period of time, from the date of grant, as may be specified in a vesting schedule contained in the grant.

(iv)                  Termination:  In the event of termination of employment of an employee Participant or termination of service of a Non-Employee Director prior to one or more Valuation Dates, unless the Committee in its discretion determines otherwise, the Appreciation Value for any Phantom Share to which the Participant’s Rights are vested, shall be the lesser of the Appreciation Value as of the termination date or the Appreciation Value of such Phantom Share calculated as of the originally scheduled Valuation Date applicable thereto in accordance with Section 8.1(b)(i). Except as otherwise provided in the grant agreement, the Appreciation Value so determined for each such vested outstanding Phantom Share shall then be payable to the Participant or the Participant’s Beneficiary or estate following the originally scheduled Valuation Date applicable thereto in accordance with Section 8.1(b)(ii). Upon a termination as described in this Section 8.1(b)(iv), all rights with respect to Phantom Shares that are not vested as of such date will be relinquished.

8.2 Performance Units: The Committee may, in its discretion, grant Performance Units to Eligible Persons. Each Performance Unit will have an initial value that is established by the Committee at the time of grant and credited to a bookkeeping account established for the Participant, but no Participant shall be granted Performance Units during any one fiscal year with an initial value in excess of $2.5 million. The Committee will set performance periods and objectives and other terms and conditions of the grant based upon Performance Criteria as determined by the Committee that, depending upon the extent to which they are met, will determine the value of Performance Units that will be paid out to the Participant. The Committee may pay earned Performance Units in cash, Common Stock or a combination thereof.

Unless otherwise set forth in the grant, in the event the employment of an employee Participant is terminated during a performance period due to death, disability or retirement under the provisions of the Pension Plan after age 55 the Participant or the Participant’s beneficiary will receive a prorated payout of Performance Units. In the event the employment is terminated for any other reason, then all Performance Units will be forfeited. If the service of a Non-Employee Director is terminated during a performance period, the Participant will receive a prorated payout of Performance Units. Notwithstanding the above, no payouts will be made to the extent that objectives other than the duration of the performance period have not been met except to the extent that the Committee in its discretion decides to waive any such other achievement or objectives.

8.3  Grant Term: The terms of any award granted under this Article VIII shall be set forth in a separate grant agreement.  Any such award either shall be structured in such a manner as to be exempt from the requirements of Code section 409A or shall be structured to meet the requirements of such provision.    Any such grants shall be made in accordance with any applicable legal requirements of any Federal or state securities laws and in making determinations of legal requirements the Committee may relay on an opinion of counsel for the Corporation.

8.4  Taxes: Each payment under this Article VIII of the Plan shall be made subject to such federal, state and local tax withholding requirements as apply on the distribution date. For this purpose, if a payout is made under Section 8.2 in Common Stock, the Committee may provide for the withholding of shares of Common Stock or allow a Participant to pay to the Corporation funds sufficient to satisfy such withholding requirements.

Article IX. Amendment, Duration and Termination of the Plan

9.1 Duration of Plan:  No grants or awards may be made under this Plan after May 31, 2014. Any grant or award effective on or prior to May 31, 2014 will continue to vest and otherwise be effective after the expiration of this Plan in accordance with the terms and conditions of this Plan as well as any requirements set forth in the grant or award.

9.2 Right To Amend, Suspend or Terminate Plan: Except as provided in Section 9.5 below, the Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any reason and without the consent of any Optionee, Participant or Beneficiary; provided, that no such amendment shall:

a.     Change the Stock Option price or adversely affect any Stock Option or Stock Appreciation Right outstanding under the Plan on the effective date of such amendment or termination, or

b.     Adversely affect any award or grant then in effect or rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment, or

c.      Unless approved by the Shareholders of CMS Energy Corporation, increase the aggregate number of shares of Common Stock reserved for award or grant under the Plan, change the group of Eligible Persons under the Plan or materially increase benefits to Eligible Persons under the Plan.

9.3 Periodic Review of Plan: In order to assure the continued realization of the purposes of the Plan, the Committee shall periodically review the Plan, and the Committee may suggest amendments to the Board as it may deem appropriate.

9.4 Amendments May Be Retroactive: Subject to Section 9.1 and 9.2 above, any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively.

9.5 Change in Control Under an Agreement: Notwithstanding any other provisions in the Plan, in the event of a Change in Control as defined under any written employment contract or agreement between the Corporation or a subsidiary and an Officer of the Corporation or a subsidiary, awards of Common Stock granted under this Plan, as well as grants of any Performance Units and the Appreciation Value of Phantom Shares, shall vest to the extent, if any, provided for in the written employment agreement or contract or in such separate contractual arrangement relating to such an award or grant as may exist from time to time. Notwithstanding any other provisions of the Plan, the provisions of this Section 9.5 may not be amended after the date a Change in Control occurs.

9.6 Change in Control Without an Agreement: Except as otherwise may be provided by the Committee, in the event of a change in control, a Participant not covered by a written employment contract or agreement or agreement containing a change in control provision will have any portion of an Award based on absolute total shareholder return vest (for purposes of the performance-based restriction) at the target, and continue to be subject to time based restrictions.  The portion of any Award based on relative total shareholder return will vest (for purposes of the performance-based restriction) on a pro rata basis to the change in control date using the target number of shares as the basis for the pro ration and continue to be subject to time based restrictions.

Article X. General Provisions

10.1 Rights to Continued Employment, Award or Option: Nothing contained in the Plan or in any grant or award under this Plan shall give any employee the right to be retained in the employment of the Corporation or affect the right of the Corporation to terminate the employee’s employment at any time. The adoption of the Plan shall not constitute a contract between the Corporation and any employee. No Eligible Person who is an employee shall receive any right to be granted an option, right or award hereunder nor shall any such option, right or award be considered as compensation under any employee benefit plan of the Corporation.

10.2 Clawback:

a.              If, due to a restatement of CMS Energy Corporation’s or an Affiliate’s  publicly disclosed financial statements or otherwise, an Eligible Person is subject to an obligation to make a repayment or return of benefits to CMS Energy Corporation or an Affiliate pursuant to a clawback provision contained in this Plan, a supplemental executive retirement plan, a bonus plan, or any other benefit plan (a “benefit plan clawback provision”) of the Corporation, it shall be a precondition to the vesting of  any unvested award under this Plan,  that the Eligible Person fully repay or return to the Corporation any amounts owing under  such benefit plan clawback provision.  Any and all awards under  this Plan  are further subject to any provision of law which may require the Eligible Person to forfeit or return any benefits provided hereunder, in the event of a restatement of the Corporation’s  publicly disclosed accounting statements or other illegal act, whether required by Section 304 of the Sarbanes-Oxley Act of 2002, federal securities law (including any rule or regulation promulgated by the Securities and Exchange Commission), any state law, or any rule or regulation promulgated by the applicable listing exchange or system on which the Corporation lists its traded shares.

b.              To the degree any benefits hereunder are not otherwise forfeitable pursuant to the preceding sentences of this Section 10.2, the Board or Committee may require the Eligible Person to return to the Corporation any amounts granted, awarded or paid under this Plan,  or may determine that all or any portion of a grant shall not vest, if:

(1)         the grant of such compensation or the vesting of such compensation, or profit realized on the exercise or sale of  securities obtained pursuant to the Plan, was predicated upon achieving certain financial results  which were  subsequently the subject of  a substantial  accounting restatement of the Corporation’s financial statements filed under the securities laws (a “financial restatement”),

(2)         a lower grant, a lower vesting result, or a lower profit on the exercise or sale of  securities obtained pursuant to the Plan (“reduced financial results”), would have occurred based upon the financial restatement, and

(3)         in the reasonable opinion of the Board or the Committee, the circumstances of the financial restatement justify such a modification of the award or its vesting.  Such circumstances may include, but are not limited to, whether the financial restatement was caused by misconduct,  whether the financial restatement affected more than one period and the reduced financial results in one period were offset by increased financial results in another period,  the timing of the financial restatement or any required repayment, and other relevant factors.

Unless otherwise required by law, the provisions of this Subsection b. relating to the return of previously vested Plan benefits shall not apply unless a claim is made therefore by the Corporation within three years of the vesting of such benefits.

c.               The Committee shall also have the discretion to require a clawback in the event of a mistake or accounting error in the calculation of a benefit or an award that results in a benefit to an eligible individual to which he/she was not otherwise entitled.  The rights set forth in this Plan concerning the right of the Corporation to a clawback are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of such rights.

10.3 Governing Law: The provisions of this Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, execution is hereby effected.

ATTEST:	CMS ENERGY CORPORATION

/s/ Melissa M. Gleespen	By:	/s/ John Russell
Secretary		Chief Executive Officer

Attachment A

“Change in Control” means a change in control of CMS Energy Corporation, and shall be deemed to have occurred upon the first to occur of any of the following events:

(a)                          Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing thirty percent (30%) or more of the combined voting power of CMS Energy Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)                         The following individuals cease for any reason to constitute a majority of directors then serving:  individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CMS Energy Corporation) whose appointment or election by the Board or nomination for election by CMS Energy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)                              The consummation of a merger or consolidation of CMS Energy Corporation  or any direct or indirect subsidiary of CMS Energy Corporation with any other corporation or other entity, other than: (i) any such merger or consolidation which involves either CMS Energy Corporation or any such subsidiary and would result in the voting securities of CMS Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CMS Energy Corporation or its Affiliates, at least sixty percent (60%) of the combined voting power of the voting securities of CMS Energy Corporation or the surviving entity or any parent thereof outstanding immediately after such merger or consolidation and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of CMS Energy Corporation, the entity surviving such merger or consolidation or, if CMS Energy Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of CMS Energy Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of  CMS Energy Corporation’s then outstanding securities; or

(d)                                 Either (1) the stockholders of CMS Energy Corporation approve a plan of complete liquidation or dissolution of CMS Energy Corporation, or (2) there is consummated an agreement for the sale, transfer or disposition by CMS Energy Corporation of all or substantially all of CMS Energy Corporation’s assets (or any transaction having a similar effect).  For purposes of clause (d)(2), (i) the sale, transfer or disposition of a majority of the shares of common stock of Consumers Energy Company shall constitute a sale, transfer or disposition of substantially all of the assets of CMS Energy Corporation and (ii) the sale, transfer or disposition of subsidiaries or affiliates of CMS Energy Corporation, singly or in combinations, or their assets, only qualifies as a Change in Control if it satisfies the substantiality test contained in that clause and the Board of CMS Energy Corporation’s determination in that regard is final.  In addition, for purposes of clause (d)(2), the sale, transfer or disposition of assets has to be in a transaction or series of transactions closing within six months after the closing of the first transaction in the series, other than with an entity in which at least 60% of the combined voting power of the voting securities is owned by stockholders of CMS Energy Corporation in substantially the same proportions as their ownership of CMS Energy Corporation immediately prior to such transaction or transactions and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold, transferred or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing clauses (a), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions closing within six months after the

Attachment A

closing of the first transaction in the series immediately following which the record holders of the common stock of CMS Energy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CMS Energy Corporation immediately following such transaction or series of transactions.